Approved September 8, 2022

Xencor, Inc.
Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is a member as of July 1, 2021 (the “Effective Date”) and who is not also serving as an employee of Xencor, Inc. (“Xencor”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Eligible Directors will be paid the following annual cash compensation amounts, payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins a committee of the Board or the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    Eligible Directors other than the Chair: $50,000
b.    Chair: $80,000

2.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation Committee: $17,000
c.    Chair of the Nominating & Corporate Governance Committee: $13,000
d.    Chair of the Research & Development Committee: $15,000

3.    Annual Committee Member (other than Committee Chair) Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $8,500
c.    Member of the Nominating & Corporate Governance Committee: $6,500
d.    Member of the Research & Development Committee: $7,500

Equity Compensation

The equity compensation set forth below will be granted under the Xencor, Inc. 2013 Equity Incentive Plan (the “Plan”) as may be amended from time to time. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

    1.

1.    Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase shares of Common Stock with an aggregate Black Scholes option value of $550,000. For the avoidance of doubt, Eligible Directors who are serving on the Board at the Effective Date will not be awarded an initial grant. One-third of the shares subject to each stock option will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.    Annual Grant: On the date of each of Xencor’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting) will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a combination of fifty percent (50%) stock options to purchase shares of Common Stock and fifty percent (50%) restricted stock units with an aggregate Black Scholes option value of $300,000. The shares subject to the stock option will vest in a series of 12 equal monthly installments, such that the option is fully vested on the one anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

    2.